Exhibit 4.85

AMENDMENT NO. 10 TO
SECURITIES PURCHASE AND LOAN AGREEMENT

This Amendment No. 10 to Securities Purchase and Loan Agreement (this “Agreement”) is made as of the 24th day of November, 2010 by and among NATIONAL INVESTMENT MANAGERS INC., a Florida corporation (the “Company”), each of the guarantors identified as such on the signature pages hereto (each a “Guarantor,” and collectively, the “Guarantors”), WOODSIDE CAPITAL PARTNERS IV, LLC (“Woodside IV”), WOODSIDE CAPITAL PARTNERS IV QP, LLC (“Woodside IV QP”), WOODSIDE CAPITAL PARTNERS V, LLC, as assignee of Woodlands Commercial Bank (f/k/a Lehman Brothers Commercial Bank) (“Woodside V”), WOODSIDE CAPITAL PARTNERS V QP, LLC, as assignee of Woodlands Commercial Bank (f/k/a Lehman Brother Commercial Bank) (“Woodside V QP”, and together with Woodside IV, Woodside IV QP, and Woodside V, the “Holders”) and WOODSIDE AGENCY SERVICES, LLC as collateral agent for the Holders (the “Collateral Agent”).

RECITALS

WHEREAS, the Company, the Holders and the Collateral Agent are parties to that certain Securities Purchase and Loan Agreement, dated November 30, 2007 (as amended, restated, supplemented or otherwise modified from time to time, the “Securities Purchase Agreement”).  Capitalized terms used but not defined herein shall have the same meanings herein as in the Securities Purchase Agreement;

WHEREAS, the following Events of Default (collectively, the “Identified Events of Default”) have occurred and are continuing as of the date hereof or may occur:

(i)           The Company has failed to comply with the Minimum EBITDA covenant set forth on Schedule 7.6 to the Securities Purchase Agreement for certain periods ending prior to the date hereof;

(ii)          The Company has failed to comply with the Maximum Leverage Ratio covenant set forth on Schedule 7.6 to the Securities Purchase Agreement for certain periods ending prior to the date hereof;

(iii)         The Company has failed to comply with the Fixed Charge Coverage Ratio covenant set forth on Schedule 7.6 to the Securities Purchase Agreement for certain periods ending prior to the date hereof;

(iv)         The Company has failed to comply with Section 10.1(f) of the Securities Purchase Agreement due to the occurrence of certain “Events of Default” under the Senior Loan Agreement and the other Senior Documents; and

(v)          The Company anticipates that one or more Events of Default may occur during the Forbearance Period (as defined below) with respect to the various covenants set forth on Schedule 7.6 to the Securities Purchase Agreement and under Section 10.1(f) and 10.1(t) of the Securities Purchase Agreement;

Exhibit 4.85

WHEREAS, pursuant to that certain Amendment No. 8 to Securities Purchase and Loan Agreement dated as of April 26, 2010 (the “Eighth Amendment”) the parties hereto amended the Securities Purchase Agreement and the Holders agreed to forbear from exercising their rights and remedies in respect of the Identified Events of Default for the period described and on the terms and conditions set forth in the Eighth Amendment;

WHEREAS, pursuant to that certain Amendment No. 9 to Securities Purchase and Loan Agreement dated as of August 12, 2010 (the “Ninth Amendment”) the parties hereto further amended the Securities Purchase Agreement;

WHEREAS, in consideration of the Holders entering into this Agreement and providing the accommodations to the Company set forth herein and in consideration of the additional risk undertaken by the Holders in so doing, the Company has, having considered the alternatives, elected and agreed to enter into this Agreement, under which the Company desires that the Holders forbear from exercising their respective rights and remedies in respect of the Identified Events of Default under the Securities Purchase Agreement, the other Financing Agreements and applicable law during the Forbearance Period (as defined below), and amend the Securities Purchase Agreement in order to accommodate such request;

WHEREAS, the Holders are willing, subject to the terms and conditions set forth herein (including, without limitation, the satisfaction of all covenants and agreements by the Company set forth herein and in the Financing Agreements, as applicable), (a) solely with respect to the Identified Events of Default, to continue to forbear from exercising their rights and remedies under the Financing Agreements and applicable law in respect of the Identified Events of Default and (b) amend the Securities Purchase Agreement in connection therewith, but only, in each case, as and to the extent provided herein; and

WHEREAS, each of the Financing Agreements is hereby incorporated herein by reference and, except as altered or modified by the terms of this Agreement, remain valid, binding and of full force and effect.

NOW, THEREFORE, with the foregoing Recitals incorporated by reference and made a part hereof, in consideration of the mutual agreements contained in the Financing Agreements and herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.           Identified Events of Default and Anticipated Events of Default.  The Company acknowledges and agrees that the Identified Events of Default have occurred or may occur under the Securities Purchase Agreement and that the Holders are entitled to exercise their respective rights and remedies with respect to such Identified Events of Default under the Financing Agreements and applicable law.  The Company further acknowledges and agrees that the Holders have no obligation:  (i) to forbear from the exercise of their respective rights and remedies, except as specifically set forth herein, or (ii) to make additional loans or advance any funds to the Company under the Financing Agreements or applicable law.  The Company further acknowledges and agrees that the fact that the Holders have not elected to take any of the actions described in the Financing Agreements is not a waiver of the Holders’ respective rights to do so at any time in the future, except as specifically provided herein.

Exhibit 4.85

2.           Confirmation of Indebtedness; Ratification of Loan Documents.

(a)         The Company hereby agrees and acknowledges that:

(i)           as of the date hereof, (A) there exists no defense to the repayment by the Company of the Obligations, and (B) the Company does not have any Claim (as defined below) against the Collateral Agent or any Holder in respect of any matter relating to or arising under this Agreement or any of the Financing Agreements or any of the transactions contemplated hereby or thereby;

(ii)          the Company remains obligated to pay all principal, interest, fees and other amounts owing to the Collateral Agent and the Holders under and in respect of the Financing Agreements when due and payable in accordance with the terms thereof; and

(iii)         the liens and security interests granted in favor of the Collateral Agent for the benefit of the Holders under the terms of the Financing Agreements secure payment of the Obligations and all other obligations under the Financing Agreements, are perfected, effective, enforceable and valid and such liens and security interests are, in each case, junior only to the Senior Liens (as defined in the Intercreditor Agreement) pursuant to the terms of the Intercreditor Agreement, except to the extent otherwise expressly permitted by the Securities Purchase Agreement or the other Financing Agreements.

(b)         The Company hereby (i) ratifies, confirms, and approves each of the terms and conditions, and its liabilities and obligations under, each of the Financing Agreements (ii) for the avoidance of doubt grants to the Collateral Agent, for the benefit of the Holders, a continuing security interest in and lien on the Collateral as security for the performance of the Company’s obligations under the Financing Agreements and (iii) acknowledges and agrees that its liabilities and obligations under the Securities Purchase Agreement and the other Financing Agreements are owing without offset, defense or counterclaim.  The Company further acknowledges and agrees that (1) except as specifically modified by this Agreement, all terms and conditions of the Securities Purchase Agreement and the other Financing Agreements shall be unaffected hereby and shall remain in full force and effect and (2) it shall continue to make all payments required under the Securities Purchase Agreement when due, except to the extent that any such payments shall be prohibited pursuant to the terms of the Intercreditor Agreement.

(c)         Without limiting any other provision of this Agreement, the Company acknowledges and agrees that the Holders are entering into this Agreement in reliance upon, among all other agreements and representations of the Company, including, without limitation, those agreements and representations of the Company set forth in the Financing Agreements, the agreements, acknowledgements, ratifications and provisions set forth in this Section 2.

Exhibit 4.85

3.           No Present Claims; Release.  The Company and each Guarantor acknowledges and agrees that: (a) it does not have any claim or cause of action against the Collateral Agent or any of the Holders (or any of their respective predecessors, directors, officers, employees, agents, affiliates or attorneys); (b) it does not have any offset right, counterclaim or defense of any kind against the Obligations or any portion thereof; and (c) the Collateral Agent and the Holders have heretofore properly performed and satisfied in a timely manner all of their respective obligations and commitments to the Company.  The Collateral Agent and the Holders wish (and the Company and Guarantors agree) to eliminate any possibility that any past conditions, acts, omissions, events or circumstances would impair or otherwise adversely affect any of the rights, interests, security and/or remedies of the Collateral Agent, on behalf of the Holders, or the Holders.  For and in consideration of the agreements contained in this Agreement and other good and valuable consideration, the Company and each Guarantor unconditionally and irrevocably releases, waives and forever discharges the Collateral Agent and the Holders, together with their respective predecessors, successors, assigns, subsidiaries, affiliates, agents and attorneys (collectively, the “Released Parties”), from the following (each a “Claim”): (x) any and all liabilities, obligations, duties, promises or indebtedness of any kind of the Released Parties to the Company or the Guarantors which existed, arose or occurred at any time from the beginning of the world to the execution of this Agreement, and (y) all claims, offsets, causes of action, suits or defenses of any kind whatsoever (if any), which the Company or any Guarantor might otherwise have against the Released Parties, or any of them, in either case (x) or (y) on account of any condition, act, omission, event, contract, liability, obligation, indebtedness, claim, cause of action, defense, circumstance or matter of any kind which existed, arose or occurred at any time from the beginning of the world to the execution of this Agreement.

4.           Forbearance by Holders.

(a)           The Company acknowledges and agrees that the Identified Events of Default have occurred and are continuing, and further acknowledges and agrees that the Holders have the right to immediately commence enforcement of their respective rights and remedies under the Financing Agreements and applicable law as a result thereof.  In consideration of the Company’s performance and strict compliance in accordance with each term and condition of this Agreement (TIME BEING OF THE ESSENCE), as and when due, the Holders shall forbear from enforcing their respective rights and remedies under the Financing Agreements and applicable law as a result of the Identified Events of Default until the earliest of:  (i) 4:00 pm (Boston time) on March 15, 2011, (ii) the date of the occurrence of any Default or Event of Default (other than the Identified Events of Default) under the Securities Purchase Agreement or any other Financing Agreement, (iii) the date of the occurrence of any breach by the Company of any of the terms set forth in this Agreement, including but not limited to the obligations set forth in Section 6 hereof, the obligations set forth in the Eighth Amendment (including, without limitation, Section 6 thereof), as adopted and incorporated by reference herein, and the obligations set forth in the Ninth Amendment, as adopted and incorporated by reference herein, or (iv) the date on which the Company, any Guarantor, or any affiliate of the Company or any Guarantor, or any person or entity claiming by or through either the Company or any Guarantor joins in, assists, cooperates or participates as an adverse party or adverse witness in any suit or other proceeding against the Collateral Agent or any of the Holders, or any their respective affiliates, relating to the Obligations or any of the transactions contemplated by the Securities Purchase Agreement, the other Financing Agreements, this Agreement or any other documents, agreements or instruments executed in connection with this Agreement.  Each of the events described in the foregoing clauses (i), (ii), (iii) and (iv) are referred to herein as a “Termination Event,” and the date of the earliest to occur of any Termination Event is referred to herein as the “Forbearance Termination Date.”  The period commencing as of the date of the effectiveness of this Agreement and ending on the Forbearance Termination Date shall be referred to as the “Forbearance Period.”  The Company agrees that nothing contained in this Agreement or the fact that the Holders may, in their sole discretion, make advances or other financial accommodations to the Company during the Forbearance Period, shall constitute a waiver of the Identified Events of Default or of any other Defaults or Events of Default, whether now existing or hereafter arising under the Financing Agreements.

Exhibit 4.85

(b)           The Company hereby acknowledges and agrees that notwithstanding the forbearance granted by the Holders pursuant to clause (a) immediately above, the unpaid principal amount of the Notes is currently accruing interest at the rate of 18% (plus the Additional PIK Interest defined below) per annum pursuant to Section 3.5 of the Securities Purchase Agreement and clause (c) below.

(c)           Notwithstanding anything to the contrary contained in Section 3.5 of the Securities Purchase Agreement, the interest rate otherwise applicable to the unpaid principal amount of the Notes outstanding from time to time shall increase by (a) 2% per annum on October 1, 2010 and (b) an additional 1% per annum on January 1, 2011 (the “Additional PIK Interest”).  The Additional PIK Interest shall be compounded monthly by adding the Additional PIK Interest to the principal amount of the Notes and shall be due and payable, in cash, at the Maturity Date and on the date of any repayment or prepayment of the Notes (with respect to the portion of such Notes so repaid or prepaid).  Notwithstanding anything contained to the contrary in this clause (c), (a) in the event that all Obligations are paid in full in cash on or prior to the January 31, 2011, the Additional PIK Interest shall be waived and forgiven and (b) during the Forbearance Period only, with respect to any month, if the outstanding balance of the Converted Interest Amount (as defined in the Ninth Amendment) is zero for at least 22 days of such month, then the applicable per annum Additional PIK Interest rate shall be reduced by fifty percent (50%) for such month.  This clause (c) supersedes Section 3 contained in the Ninth Amendment.

(d)           The Company acknowledges and agrees that upon the occurrence of the Forbearance Termination Date, the Holders shall have the right to immediately commence enforcement of their respective rights and remedies under the Financing Agreements and applicable law in respect of all then existing Defaults and Events of Default, including the Identified Events of Default.

5.           Amendments to Securities Purchase Agreement and other Financing Agreements.  Each and every reference to the defined term “Maturity Date” in the Securities Purchase Agreement and any other Financing Agreement shall be amended such that “Maturity Date” shall mean March 15, 2011.

6.           Terms of Forbearance.

(a)           Except to the extent expressly modified by this Agreement, the terms of the Eighth Amendment and Ninth Amendment, including but not limited to the terms of forbearance set forth in Section 6 of the Eighth Amendment, shall remain in full force and effect and are incorporated by reference herein.

Exhibit 4.85

(b)           The Company shall enter into, and deliver copies thereof to the Holders and the Collateral Agent, not later than December 7, 2010, an Acceptable Voting Agreement with the holders of each class of shares of the Company’s capital stock.  Once executed, the Company shall keep each such Acceptable Voting Agreement in full force and effect, without modification, at all times from and after such execution, and shall enforce its rights under the Acceptable Voting Agreements to the fullest extent possible under applicable law.  Except for the Acceptable Voting Agreements, there will be no other agreements or understandings, written or oral, among the Company and the holders of its equity securities with respect to the voting arrangements by or among the holders of the equity securities of the Company in regard to any sale of the Company.  The Company confirms and acknowledges that the Acceptable Voting Agreements are, or will be once executed, subject to the perfected security interest granted to the Collateral Agent for the benefit of the Holders in connection with the Securities Purchase Agreement.  As used herein, an “Acceptable Voting Agreement” shall mean an agreement, in form and substance satisfactory to the Holders, pursuant to which, among other things, the holders of a class of the Company’s capital stock shall agree to vote their shares in favor of a sale of the Company which has been approved by the Company’s Board of Directors and which sale will provide an amount of net proceeds to the Company’s equity holders, after payment of all indebtedness, of at least $8,000,000 (an “Approved Sale”).  Each Acceptable Voting Agreement shall be executed by the Company and by those holders which constitute a sufficient percentage of the shares of such class of the Company’s capital stock as shall be sufficient to cause such class to approve such Approved Sale.

Any failure to comply with any of the requirements, agreements, milestones or covenants set forth in this Section 6 (including, without limitation, those requirements, agreements, milestones and covenants set forth in Section 6 of the Eighth Amendment, which are incorporated by reference herein) shall constitute a Termination Event.

7.           Remedies Following Termination Event.

(a)           On and after the occurrence of a Termination Event, upon written notice to the Company, and in each case without any further demand, presentment, notice and/or other action of any nature by any of the Holders (all of which are hereby expressly waived by the Company), and without limiting any other remedy available to any of the Holders under any other agreement, document or instrument or under applicable law, the Forbearance Period shall terminate, the Holders shall be immediately and permanently relieved of their forbearance obligations set forth in this Agreement, and (a) at the Holders’ option, upon written notice to the Company, the Holders may accelerate the obligations due under the Financing Agreements and declare the full amount of such obligations to be immediately due and payable (without further notice or demand), and (b) the Holders may proceed to enforce their respective rights under and in respect of the Financing Agreements and applicable law, which rights and remedies are expressly reserved.  The failure (or delay) of any Holder in exercising any remedy after any particular Termination Event shall not constitute a waiver of such remedy or any other remedy in that or in any subsequent instance, or otherwise prejudice the rights of such Holder in any manner.

Exhibit 4.85

(b)           Without limiting the generality of the foregoing, and notwithstanding anything to the contrary in this Agreement, the Company expressly agrees that, at any time after seven (7) business days following written notice by the Holders to the Company of the occurrence of a Termination Event (the “Notice Period”), the Holders may seek the appointment of a receiver, trustee or similar official to take possession of all or any portion of the Collateral or to operate same and, to the maximum extent permitted by law, may seek the appointment of such a receiver.  If the Company fails by the end of the Notice Period to initiate a legal proceeding to halt the appointment of a receiver, the Company will be deemed to have irrevocably consented to and waived any right to object to or otherwise contest the appointment of a receiver, trustee or similar official, and will be deemed to have (i) granted such waiver and consented knowingly after having discussed the implications thereof with its counsel; (ii) acknowledged that (A) the uncontested right to have a receiver, trustee or similar official appointed is considered essential by the Holders in connection with the enforcement of the Holders’ rights and remedies hereunder and under the Financing Agreements, and (B) the availability of such remedies under the foregoing circumstances was a material factor in inducing the Holders to enter into this Agreement; and (iii) in furtherance of the Holders’ rights under this Section 7(b), agreed to enter into any and all stipulations in any legal actions, or agreements or other instruments in connection with the appointment of a receiver as provided for herein and to cooperate fully with the Holders in connection with the assumption and exercise of control by the receiver, trustee or similar official over all or any portion of the Collateral.

8.           Representations and Warranties.  The Company hereby represents and warrants to the Holders that:

(a)           the execution, delivery, and performance of this Agreement, the Securities Purchase Agreement and the other Financing Agreements are within the Company’s corporate powers and have been duly authorized by all necessary corporate action.  This Agreement has been duly executed and delivered by the Company and constitutes, and each of the other previously executed Financing Agreements to which the Company is a party constitute, legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms;

(b)           all financial information delivered by the Company to the Collateral Agent, for the benefit of the Holders, or the Holders fairly presents in all material respects the financial position of the Company as at the dates thereof and the results of operations and cash flows of the Company for each of the periods then ended, subject, in the case of any such unaudited financial statements, to changes resulting from audit and normal year-end adjustments and the absence of footnotes;

(c)           the Company has read and fully understands each of the terms and conditions of this Agreement and is entering into this Agreement freely and voluntarily, without duress, after having had an opportunity for consultation with independent counsel of its own selection and not in reliance upon any representations, warranties or agreements made by the Collateral Agent or the Holders and not set forth in this Agreement;

(d)           each of the representations and warranties in the Securities Purchase Agreement (as amended hereby), as updated by Schedules thereto previously delivered to the Holders, and each of the other Financing Agreements (other than the representations and warranties set forth in Sections 4.5 and 4.8 of the Securities Purchase Agreement) remain true, complete and correct in all material respects as of the date hereof (except to the extent such representations and warranties expressly relate solely to an earlier date); provided, however, that to the extent that the representations and warranties set forth in Sections 4.22, and 4.23 of the Securities Purchase Agreement are not true, complete and correct in all material respects as of the date hereof solely because Schedules 4.22 and 4.23 of the Securities Purchase Agreement have not been updated, the Company shall not be deemed to have violated this Section 8(d) so long as the Company delivers to the Holders updated Schedules 4.22 and 4.23 that are true, complete and accurate in all material respects by no later than December 14, 2010; and

Exhibit 4.85

(e)           no Default or Event of Default (other than the Identified Events of Default) has occurred and is continuing and no Default or Event of Default shall occur or result from the consummation of this Agreement and the transactions contemplated hereby.

9.           Conditions Precedent.  The satisfaction of each of the following shall constitute conditions precedent to the effectiveness of this Agreement:

(a)           The Holders shall have received this Agreement fully executed by each of the parties hereto.

(b)           The Holders shall have received a copy of that certain Twelfth Amendment to Revolving Line of Credit and Term Loan Agreement, by and among the Company, Guarantors and the Senior Creditor, in form and substance satisfactory to the Holders, executed by each of the parties thereto.

(c)           The Collateral Agent shall have received payment in full of any costs and expenses (including, without limitation, the fees of Morgan, Lewis & Bockius LLP, its legal counsel) incurred by the Collateral Agent in connection with the Financing Agreements and this Agreement;

(d)           The representations and warranties set forth in this Agreement, the Securities Purchase Agreement, as updated by Schedules thereto previously delivered to the Lender, and each of the other Financing Agreements (other than the representations and warranties set forth in Sections 4.5 and 4.8 of the Securities Purchase Agreement) shall be true and correct in all material respects on and as of the date hereof, as though made on such date (except to the extent such representations and warranties expressly relate solely to an earlier date), subject to the qualifications described in Section 8(d) hereof;

(e)           No Default or Event of Default (other than the Identified Events of Default) shall have occurred and be continuing on the date hereof, nor shall any Default or Event of Default result from the consummation of the transactions contemplated herein; and

(f)            No injunction, writ, restraining order, or other order of any nature prohibiting, directly or indirectly, the consummation of the transactions contemplated herein shall have been issued and remain in force by any court or other governmental authority against the Company, the Collateral Agent or any Holder.

The date upon which the last of the foregoing events shall have occurred shall be referred to as the “Effective Date.”

Exhibit 4.85

10.         Control.  The Company acknowledges and agrees that the Collateral Agent and the Holders have not exerted any measure of control over the Company, its business or any property (real and/or personal) of the Company, nor does the business plan of the Company relating to the agreements herein provide for or contemplate any of the aforementioned measures of control.  As such, the Company acknowledges and agrees that the Collateral Agent and the Holders have not taken, nor does said plan provide for or contemplate the Collateral Agent or any of the Holders taking, any action that would make the Collateral Agent or any of the Holders an “insider” or a “joint venture partner” of the Company.

11.         Business Purpose; Compliance With Usury Laws.  The Company represents and warrants to the Holders that the extensions of credit made under the Securities Purchase Agreement (the “Loans”) are made solely for business purposes.  All agreements between the Company, the Collateral Agent and the Holders are hereby expressly limited so that in no event whatsoever, whether by reason of acceleration of maturity of the indebtedness evidenced by the Financing Agreements or otherwise, shall the amount paid or agreed to be paid to the Holders for the use or the forbearance of the indebtedness evidenced by the Financing Agreements exceed the maximum rate of interest permissible under applicable law.  As used herein, the term "applicable law" shall mean the law in effect as of the date hereof, provided, however, that in the event there is a change in the law which results in a higher permissible rate of interest, then such indebtedness shall be governed by such new law as of its effective date.  In this regard, it is expressly agreed that it is the intent of the Company, the Collateral Agent and each of the Holders in the execution and delivery of this Agreement to contract in strict compliance with the laws that are applicable to the Loans as set forth in the Financing Agreements from time to time in effect.  If, under or from any circumstances whatsoever, fulfillment of any provision hereof or of any of the Financing Agreements at the time performance of such provision shall be due, shall exceed the limits prescribed by such applicable law, then the obligation to be fulfilled shall automatically be reduced to such applicable limit, and if under or from any circumstances whatsoever any of the Holders should ever receive as interest an amount which would exceed the highest lawful rate, such amount which would be excessive interest shall be applied to the reduction of the principal balance evidenced hereby and not to the payment of interest.

12.         Assignment.  The Company may not assign, delegate or transfer this Agreement or any of its rights or obligations hereunder and any such delegation, transfer or assignment in violation hereof shall be null and void.  No rights are intended to be created under this Agreement for the benefit of any third party donee, creditor or incidental beneficiary of the Company or any other person or entity other than the Holders.  Each Holder’s ability to assign, sell or transfer all of any part of this Agreement shall be governed by the Securities Purchase Agreement; provided, however, notwithstanding anything in the Securities Purchase Agreement to the contrary, there shall be no limitations on any Holder’s right to assign its right, title and interest in and to the Exit Fee (as defined in the Fee Agreement).  The Company hereby agrees that, upon receiving notice information for said assignee, the Company shall deliver to said assignee any and all notices and reports to said assignee that the Company is required to provide to the Collateral Agent or the Holders under the Financing Agreements.

13.         Entire Agreement; Amendments and Waivers.  There are no other understandings, express or implied, between the Collateral Agent, the Holders, the Company or Guarantor regarding the subject matter hereof.  This Agreement may not be amended or modified, and no provision of this Agreement may be waived, orally but only by a written agreement executed and approved in accordance with Section 19 of the Securities Purchase Agreement.

Exhibit 4.85

14.         Choice of Law.  The validity of this Agreement, its construction, interpretation and enforcement, and the rights of the parties hereunder, shall be determined under, governed by, and construed in accordance with the laws of the Commonwealth of Massachusetts without regard to conflicts of laws principles.

15.         Construction.  This Agreement constitutes a Financing Agreement.  Upon and after the Effective Date, each reference in the Securities Purchase Agreement to “this Agreement,” “hereunder,” “herein,” “hereof” or words of like import referring to the Securities Purchase Agreement, and each reference in the other Financing Agreements to “the Securities Purchase Agreement,” “thereunder,” “therein,” “thereof,” or words of like import referring to the Securities Purchase Agreement, shall mean and be a reference to the Securities Purchase Agreement as amended hereby.

16.         Expenses.  All costs and expenses incurred or sustained by the Collateral Agent and the Holders in connection with this Agreement, including the fees and disbursements of legal counsel for the Collateral Agent and the Holders, in producing, reproducing and negotiating this Amendment, will be for the account of the Company and shall be due and payable on demand.

17.         Counterparts; Delivery by Facsimile or Electronic Mail.  This Agreement may be executed in any number of counterparts and by different parties in separate counterparts, each of which when so executed and delivered, shall be deemed an original, and all of which, when taken together, shall constitute one and the same instrument.  Delivery of an executed counterpart of a signature page to this Agreement by facsimile or electronic mail shall be as effective as delivery of a manually executed counterpart of this Agreement.  Any party delivering an executed counterpart of this Agreement by facsimile or electronic mail also shall deliver a manually executed counterpart of this Agreement but the failure to deliver a manually executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement.

18.         Consent.  The Holders hereby consent to the subordinated Indebtedness of the Company to CAMOFI Master LDC, evidenced by the Subordinated Promissory Note attached hereto as Exhibit A, in a principal amount not to exceed $440,000.

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Exhibit 4.85

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

NATIONAL INVESTMENT MANAGERS, INC.

By:	/s/ Steven J. Ross
Name: Steven J. Ross
Title: Chief Executive Officer

Exhibit 4.85

WOODSIDE CAPITAL PARTNERS IV, LLC, as a Holder

By:	Woodside Opportunity Partners, LLC, its Manager
By:	Woodside Capital Management, LLC, its Manager

By:	/s/ Scott Schooley
Name: Scott Schooley
Title: Manager

WOODSIDE CAPITAL PARTNERS IV QP, LLC, as a Holder

By:	Woodside Opportunity Partners, LLC, its Manager
By:	Woodside Capital Management, LLC, its Manager

By:	/s/ Scott Schooley
Name: Scott Schooley
Title: Manager

WOODSIDE CAPITAL PARTNERS V, LLC, as a Holder

By:	Woodside Opportunity Partners II, LLC, its Manager
By:	Woodside Capital Management, LLC, its Manager

By:	/s/ Scott Schooley
Name: Scott Schooley
Title: Manager

WOODSIDE CAPITAL PARTNERS V QP, LLC, as a Holder

By:	Woodside Opportunity Partners II, LLC, its Manager
By:	Woodside Capital Management, LLC, its Manager

By:	/s/ Scott Schooley
Name: Scott Schooley
Title: Manager

WOODSIDE AGENCY SERVICES, LLC, as Collateral Agent

By:	Woodside Capital Management, LLC, its Manager

By:	/s/ Scott Schooley
Name: Scott Schooley
Title: Manager

Exhibit 4.85

Guarantors’ Acknowledgement

Each of the undersigned Guarantors hereby (a) acknowledges and consents to the foregoing Agreement and the Company’s execution thereof; (b) joins the foregoing Agreement; (c) ratifies and confirms all of their respective obligations and liabilities under the Financing Agreements to which any of them is a party and ratifies and confirms that such obligations and liabilities extend to and continue in effect with respect to, and continue to guarantee and secure, as applicable, the Obligations under the Securities Purchase Agreement and other Financing Agreements; (d) acknowledges and confirms that the liens and security interests granted pursuant to the Security Documents are and continue to be valid and perfected liens and security interests, junior in priority only to the liens and security interests of the Senior Creditor pursuant to the Intercreditor Agreement, that secure all of the Obligations on and after the date hereof; and (e) acknowledges, affirms and agrees that, as of the date hereof, such Guarantor does not have any defense, claim, cause of action, counterclaim, offset or right of recoupment of any kind or nature against any of their respective obligations, indebtedness or liabilities to the Collateral Agent or any Holder.

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Exhibit 4.85

ABR ADVISORS, INC.
ALAN N. KANTER & ASSOCIATES, INC.
ALASKA PENSION SERVICES, LTD.
ASSET PRESERVATION CORP.
BENEFIT DYNAMICS, INC.
BENEFIT MANAGEMENT INC.
BPI/PPA, INC.
CALIFORNIA INVESTMENT ANNUITY SALES, INC.
CIRCLE PENSION, INC.
COMPLETE INVESTMENT
MANAGEMENT, INC. OF PHILADELPHIA
HADDON STRATEGIC ALLIANCES, INC.
LAMORIELLO & CO., INC.
NATIONAL ACTUARIAL PENSION
SERVICES, INC.
NATIONAL ASSOCIATES, INC., N.W.
PENSION ADMINISTRATION SERVICES, INC.
PENSION TECHNICAL SERVICES, INC.
(d/b/a REPTECH CORP.)
PENTEC, INC.
PENTEC CAPITAL MANAGEMENT, INC.
SOUTHEASTERN PENSION SERVICES, INC.
STEPHEN H. ROSEN & ASSOCIATES, INC.
THE PENSION ALLIANCE, INC.
THE PENSION GROUP, INC.
VEBA ADMINISTRATORS, INC.
VALLEY FORGE ENTERPRISES, LTD.
V.F. ASSOCIATES, INC.
VF INVESTMENT SERVICES CORP.
VALLEY FORGE CONSULTING CORPORATION

By:	/s/ Steven J. Ross
Name: Steven J. Ross
Title: Chief Executive Officer

Exhibit 4.85

Exhibit A

Form of Subordinated Promissory Note